Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

Real Goods Solar, Inc. (“Real Goods Solar” or “RGS”) has prepared the following unaudited pro forma condensed combined financial statement to reflect the purchase business combination of Mercury Energy, Inc. (“Mercury”), which is accounted for in accordance with Financial Accounting Standards Board (“FASB”) Topic 805, Business Combinations. The unaudited pro forma condensed combined statement of operations combines the historical statements of operations of Real Goods Solar and Mercury for the year ended December 31, 2013, giving effect to the acquisition as if it occurred on January 1, 2013. Real Goods Solar’s historical balance sheet at March 31, 2014 and its historical statement of operations for the three months ended March 31, 2014 already reflect Mercury. Certain reclassifications have been made to Mercury’s historical financial statement in order to present it on a basis consistent with that of Real Goods Solar.

This unaudited pro forma condensed combined financial statement is for informational purposes only. It does not purport to present the results that Real Goods Solar would have reported if Real Goods Solar completed the acquisition on the assumed date or for the period presented, or which Real Goods Solar may realize in the future. To produce the pro forma financial information, Real Goods Solar allocated the purchase price of Mercury using its best estimates of the provisional purchase consideration transferred and fair values of the assets acquired and liabilities assumed, based on the most recently available information. These assumptions and estimates could change significantly in the future. Accordingly, the purchase business combination accounting adjustments reflected in the unaudited pro forma condensed combined financial statement included herein are preliminary and subject to change. The unaudited pro forma condensed combined financial statement is based on the assumptions and adjustments that give effect to events that are: (i) directly attributable to the transaction; (ii) factually supportable; and (iii) expected to have a continuing impact, as described in the accompanying notes and do not reflect any potential operating efficiencies. It is recommended that the unaudited pro forma condensed combined financial statement be read in conjunction with the historical financial statements, including the notes thereto, for each of Real Goods Solar and Mercury for the presented period.

Real Goods Solar and Mercury

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(in thousands, except per share data)

	RGS Historical	Mercury Historical	Pro Forma Adjustments		RGS and Mercury Pro Forma
Net revenue	$101,342	$16,490	$—		$117,832
Cost of goods sold	79,032	10,638	—		89,670

Gross profit	22,310	5,852	—		28,162

Expenses:
Selling and operating	25,667	4,201	—		29,868
General and administrative	6,973	2,431	191	a	9,595
Acquisition and other costs	2,010	1,154	(2,354)	b	810

Total expenses	34,650	7,786	(2,163)		40,273

Loss from operations	(12,340)	(1,934)	2,163		(12,111)
Interest income	1,098	(15)	—		1,083

Loss before income taxes	(11,242)	(1,949)	2,163		(11,028)
Income tax expense	58	4,410	(4,410)	c	58

Net loss	$(11,300)	$(6,359)	$6,573		$(11,086)

Net loss per share:
Basic and diluted	$(0.38)				$(0.30)

Weighted-average shares outstanding:
Basic and diluted	29,486		7,604	d	37,090

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statement.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statement

1. Description of Transaction

On January 14, 2014, Real Goods Solar acquired 100% of the voting equity interests of Mercury through a merger. The provisional purchase consideration transferred was comprised of 7.6 million shares of Real Goods Solar’s Class A common stock with an estimated fair value of $29.1 million based on the closing price of $3.83 per share for Real Goods Solar’s Class A common stock on January 13, 2014. The provisional purchase consideration transferred is preliminary and is subject to a working capital true-up adjustment based on the determined final closing balances and other revisions. Also, upon closing of the acquisition, Real Goods Solar placed an additional 744,019 shares of its Class A common stock into escrow for the periodic distribution to certain employees in satisfaction of their continued employment with Real Goods Solar through October 2014.

2. Provisional Purchase Consideration Transferred

The following is an estimate of the provisional purchase consideration transferred in connection with the purchase business combination of Mercury:

Real Goods Solar Class A common shares issued	7,136,878
Real Goods Solar Class A common shares in escrow	467,249

Total Real Goods Solar Class A common shares	7,604,127
Real Goods Solar’s closing stock price on January 13, 2014	$3.83

Total estimated provisional purchase consideration transferred	$29,123,806

3. Preliminary Purchase Consideration Transferred Allocation

The acquisition of Mercury has been accounted for in accordance with the acquisition method of accounting. The amounts in the table below represent the preliminary allocation of the provisional purchase consideration transferred and are allocated to Mercury’s assets and liabilities based on their estimated fair value as of January 14, 2014. The final determination of the purchase consideration transferred allocation may be significantly different from the preliminary estimates used in this unaudited pro forma condensed combined financial statement. Changes to separately identified tangible and intangible assets and liabilities may result in corresponding adjustments to goodwill. Real Goods Solar is in the process of obtaining third-party valuation studies of these acquired assets and assumed liabilities. Real Goods Solar believes the separately identifiable intangibles may eventually include non-compete agreements, backlogs, and trademarks. As of the date of this Current Report on Form 8-K, Real Goods Solar was unable to reasonably estimate preliminary fair values for Mercury’s separate intangibles. Consequently, no adjustment to amortization expense has been made for such intangibles in the unaudited pro forma condensed combined financial statement.

In thousands	Amount
Assets:
Cash	$11,773
Accounts receivable	1,817
Costs in excess of billings on uncompleted contracts	2,513
Inventory	1,496
Deferred costs on uncompleted contracts	253
Other current assets	315

Total current assets	18,167
Property and equipment	399
Goodwill and other intangibles	18,572
Other assets	554

Total assets acquired	$37,692

Liabilities:
Accounts payable	$5,499
Accrued liabilities	670
Billings in excess of costs on uncompleted contracts	1,728
Deferred revenue and other current liabilities	70

Total current liabilities	7,967
Other liabilities	601

Total liabilities assumed	8,568

Total provisional purchase consideration transferred	$29,124

5. Pro Forma Financial Statement Adjustments

The following unaudited pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial statement. These adjustments give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined company. As of the date of this Current Report on Form 8-K, Real Goods Solar has not completed the detailed valuation studies necessary to arrive at the required final estimates of the fair value of assets acquired, liabilities assumed, and the related allocation of purchase consideration transferred, nor has it identified to date any material adjustments necessary to conform the acquired company’s policies to Real Goods Solar’s accounting policies. The pro forma adjustments included in the unaudited pro forma condensed combined financial statement are as follows:

a) To record estimated incentive compensation expense.

b) To remove historical acquisition-related costs of $1.2 million for each of Real Goods Solar and Mercury.

c) To adjust the acquired business’ income tax provision to zero as a result of establishing valuation allowances against generated net deferred tax assets.

d) Reflects the issuance of shares to effect the purchase business combination.

4